Exhibit 10.23
AGREEMENT
     This AGREEMENT (the “Agreement”) is made and entered into as of the 15th day of October, 2007, by and between CBI Holdings Inc. and Lawrence Solomon (“Executive”).
WITNESSETH:
     WHEREAS, Executive is employed as an officer of CBI Holdings Inc. or its subsidiaries (collectively “CBI”) and is devoting Executive’s ability, time, effort and energy to the affairs of CBI; and
     WHEREAS, CBI considers the continuance of a sound and vital management to be essential to protecting and enhancing the best interests of CBI and its shareholders; and
     WHEREAS, CBI desires to assure itself of retaining the services of Executive and to reward Executive for Executive’s valuable, dedicated service to CBI;
     WHEREAS, CBI and Executive are parties to an employment agreement dated as of May 8, 2007 (the “Prior Agreement”); and
     WHEREAS, the parties desire to amend and restate the Prior Agreement, generally effective as of October 15, 2007.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto covenant and agree as follows:
     1. DEFINITIONS.
     The following terms, as used herein, have the following meaning:
     (a) AIP. “AIP” shall mean the annual incentive plan in which Executive is entitled to participate, as such plan is in effect from time to time. References herein to Executive’s “Target AIP” shall mean Executive’s target annual bonus opportunity at such time; provided, however, that if at such time Executive’s target annual bonus opportunity
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under the AIP has not yet been set for the then current year, the target annual bonus opportunity in effect for Executive under the AIP for the immediately preceding year shall be used as the Executive’s target annual bonus opportunity. If Executive has been promoted to a band in CBI’s salary structure having a minimum higher target annual bonus opportunity under the AIP, but has not yet had his/her target annual bonus opportunity increased to the minimum target annual bonus opportunity applying to others at that band, such increased target annual bonus opportunity nonetheless shall be used to calculate the Executive’s Target AIP hereunder.
     (b) Cause. Termination for “Cause” shall mean termination by CBI of Executive’s employment for Executive’s:
     (i) willful failure to substantially perform Executive’s duties with CBI;
     (ii) breach of Executive’s duty of loyalty toward CBI;
     (iii) commission of an act of dishonesty toward CBI, theft of CBI’s corporate property, or usurpation of CBI’s corporate opportunities;
     (iv) unethical business conduct including any violation of law connected with Executive’s employment at CBI; or
     (v) conviction of any felony involving dishonest or immoral conduct.
     For purposes of this Section 1(b), an act or failure to act by Executive shall be considered “willful” only if Executive’s conduct was not in good faith and Executive lacked a reasonable belief that Executive’s act or omission was in the best interests of CBI.
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     (c) Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.
     (d) Competitor. For purposes of this Agreement, “Competitor” means an individual, partnership, firm, corporation or other business organization or entity that materially competes with a significant business owned or operated by CBI, its parent companies, or affiliates as of the Date of Termination, the names of which shall be made available to Executive at the time of Executive’s separation from the CBI and upon reasonable request. As of the date of this Agreement, the definition of a Competitor includes, but is not limited to, the following businesses: The Coca-Cola Company, PepsiCo, Inc., Nestlé S.A., Kraft Foods Inc., Hershey Foods Corporation, Ferrero SpA, Mars, Incorporated, Groupe Danone S.A., and Wm. Wrigley Jr. Company. The list of companies set out above or provided to Executive shall be deemed to include all direct and indirect subsidiaries and divisions of these companies.
     (e) Date of Termination. “Date of Termination” shall mean the date Executive’s employment with CBI is terminated.
     (f) Disability or Disabled. “Disability” or “Disabled” shall mean Executive’s inability, because of incapacity due to physical or mental illness or injury and notwithstanding reasonable accommodation, to perform the essential functions of Executive’s position with CBI on a full-time basis for at least six consecutive months.
     (g) Equity Incentive Plans. “Equity Incentive Plans” shall mean any stock option, stock purchase or other stock incentive plan maintained by CBI Holdings Inc. or any parent or affiliated company.
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     (h) Good Reason. Termination for “Good Reason” shall mean a termination by Executive of Executive’s employment with CBI for any of the following reasons:
     (i) CBI’s failure to perform any of its material obligations under this Agreement;
     (ii) unless otherwise agreed or waived, notice of a proposed relocation by CBI of Executive’s principal place of employment to a site outside a fifty (50) mile radius of the current site of Executive’s principal place of employment; or
     (iii) the failure by a successor in interest to CBI to expressly assume CBI’s obligations under this Agreement.
     A termination by Executive for Good Reason may not occur unless the Executive has given notice to CBI within 90 days of Executive’s knowledge of the initial existence of a condition described in clauses (i) through (iii) above, and CBI shall have a period of at least thirty (30) days (the “Correction Period”) during which it may remedy the condition. If CBI remedies the condition within the Correction Period, Executive may not terminate for that Good Reason event.
     A termination for “Good Reason” may occur only within thirty (30) days following the expiration of the Correction Period.
     (i) Notice of Termination. “Notice of Termination” shall mean a notice that (i) indicates the specific termination provisions in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provisions so indicated, and (iii) is given in conformity with the provisions of Section 12 of this Agreement.
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     (j) Qualified Pension Plan. “Qualified Pension Plan” shall mean each pension plan adopted by CBI Holdings Inc., as such plan may be in effect from time to time, in which Executive is eligible to participate and which is intended to be qualified under Section 401(a) of the Code.
     (k) Nonqualified Pension Plan. “Nonqualified Pension Plan” shall mean each pension plan adopted by CBI Holdings Inc., as such plan may be in effect from time to time, in which Executive is eligible to participate, but only to the extent such plan is designed to provide benefits which would otherwise be provided in the Qualified Pension Plan but for the limitations of the Code.
     (l) Pension Plans. “Pension Plans” shall mean, collectively, the Qualified Pension Plans and the Nonqualified Pension Plans.
     (m) Without Cause. Termination “Without Cause” shall mean a termination by CBI of Executive’s employment for any reason other than death, Disability, or Cause.
     2. TERM.
     The term of this Agreement shall commence on the date first set forth above, and shall continue thereafter for a period of ten (10) years, at which time it shall expire unless sooner terminated in accordance with the provisions of this Agreement or by mutual written agreement of the parties on such terms and conditions as such written agreement may specify.
     3. POSITION AND DUTIES.
     (a) Executive shall serve in such executive capacity as CBI may determine from time to time and with such authority, duties and responsibilities as are commensurate with such position and as are typically performed by executives holding such position in business organizations of a size and nature similar to that of CBI, and
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shall perform such other services for CBI and its affiliated companies as may be assigned to Executive from time to time by the Board of Directors of CBI and as are consistent with the position of an executive officer.
     (b) Executive shall devote substantially all of Executive’s business time and attention to the business and affairs of CBI and shall perform the duties set forth herein faithfully and diligently and to the best of Executive’s ability, experience and talents, acting solely in the best interest of CBI and subject to the lawful direction of the Board of Directors of CBI. Executive agrees to abide by all Bylaws, policies, practices, procedures and rules of CBI. During the term of this Agreement, Executive agrees not to be employed by or perform services for any other person, business or organization without the prior written consent of the Board of Directors of CBI; provided, however, (1) that nothing in this Section 3(b) shall prevent Executive from devoting a reasonable amount of time to charitable, municipal or public service work or service on the boards of directors of other companies so long as such work and service does not interfere with Executive’s employment pursuant to this Agreement or otherwise violate any term or provision of this Agreement and (2) that service on the board of directors of another company requires approval in writing in advance from the Chairman and Chief Executive Officer of Cadbury Schweppes plc or its successor.
     4. COMPENSATION.
     As full compensation to Executive for the performance of the services hereunder and for Executive’s acceptance of the responsibilities described herein, CBI agrees to pay Executive and Executive agrees to accept the following salary and other benefits during the term of this Agreement and any extension hereof.
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     (a) Base Salary. CBI shall pay Executive a base salary at an annualized rate equal to Executive’s current base salary as of the date hereof or at such higher rate as the Compensation Committee or Board of Directors of CBI may from time to time determine at their sole discretion, payable in accordance with the standard payroll practices of CBI. The base salary shall be subject to all applicable withholding and other taxes that Executive is obligated to pay or that CBI may be required by law to withhold from time to time.
     (b) Compensation and Benefit Programs. Executive shall be entitled to participate in all employee compensation and benefit plans, programs and practices of CBI or CBI’s parents or affiliates now or hereafter made generally available to CBI’s senior executives, as such programs may be in effect from time to time, including incentive compensation, equity compensation, health, welfare and retirement arrangements.
     (c) Expenses. Executive shall be entitled to receive proper reimbursement by CBI for all reasonable, out-of-pocket expenses incurred by Executive (in accordance with the policies and procedures established by CBI for its senior executives) in performing services under this Agreement, provided Executive submits reasonable documentation for such expenses.
     5. TERMINATION.
     Subject to the provisions of Section 6, employment pursuant to the terms of this Agreement shall terminate upon the occurrence of any of the following events:
     (a) expiration of term;
     (b) written Notice of Termination by CBI;
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     (c) written Notice of Termination by Executive;
     (d) Executive’s death;
     (e) Executive’s Disability.
     6. COMPENSATION UPON TERMINATION OF EMPLOYMENT.
     The following will apply upon termination of employment pursuant to the terms of this Agreement.
     (a) Termination Upon Expiration of Term. In the event this Agreement expires at the end of the term hereof in accordance with Section 2 and Executive’s employment is terminated by CBI on or after such expiration and termination, Executive shall be entitled to receive the base salary, benefits and AIP owing to Executive as of the Date of Termination, in accordance with the applicable terms and provisions of the employee benefit plans, the AIP and CBI’s policies and practices. Executive’s rights under Equity Incentive Plans and any other similar plans in which Executive is a participant shall be governed by the terms and conditions of the Equity Incentive Plans and such other plans (respectively), copies of which have been or will be made available to Executive. CBI shall have no further obligations to Executive under this Agreement.
     (b) Termination for Cause or Not for Good Reason. If during the term of this Agreement, Executive’s employment is terminated for Cause or if Executive effects termination other than for Good Reason, CBI shall pay Executive his or her full salary through the effective date of such termination at the rate in effect on the date CBI or Executive, as the case may be, notifies the other party of such termination, and CBI shall have no further obligations to Executive under this Agreement. In the event of such
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termination, Executive shall not be entitled to receive any payment under the AIP for the year in which Executive’s Date of Termination occurs or any later year.
     (c) Termination Without Cause or for Good Reason. If CBI shall terminate Executive’s employment Without Cause during the term of this Agreement, or if Executive shall terminate Executive’s employment for Good Reason during the term of this Agreement, then Executive shall be entitled to receive the base salary, benefits and AIP owing to Executive as of the Date of Termination, in accordance with the applicable terms and provisions of the employee benefit plans in which Executive is a Participant, the AIP and CBI’s policies and practices. CBI shall have no further obligations to Executive under this Agreement; provided, however, that, subject to the satisfaction of the conditions in Sections 6(f) and 6(g) hereof, and provided that Executive complies with the covenants of non-disclosure, non-solicitation and non-competition contained in Sections 14 and 15 of this Agreement, Executive shall be entitled to the payments and benefits specified in this Section 6(c). In the event of a breach by Executive of any of his obligations pursuant to Sections 14 or 15, CBI’s payment obligations pursuant to this Section 6(c) shall cease immediately as of the date of such breach, and CBI shall have no further obligations to Executive under this Agreement.
     (i) Salary. CBI shall pay to Executive an amount equal to nine (9) months of Executive’s annual base salary. Such amount shall be paid in a lump sum within thirty (30) days of the Date of Termination.
     (ii) AIP. CBI shall pay to Executive an amount equal to three-quarters (3/4) of Executive’s Target AIP award, as defined in Section 1(a). Such amount shall be paid in a lump sum within thirty (30) days of the Date of Termination.
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CBI shall also pay to Executive his pro rata portion of his actual AIP award under the AIP for the year in which the Date of Termination occurs. Such payment shall be calculated in accordance with the AIP. Such pro rata amount shall be paid to Executive by CBI in a lump sum within two and one-half months following the end of the year in which the Date of Termination shall have occurred. The payments under this Section 6(c)(ii) shall be made in lieu of any and all payments otherwise due under the AIP for the year in which Executive’s Date of Termination occurs or any later year. In addition to the foregoing, CBI shall pay Executive any accrued award Executive may have earned under the AIP for any CBI fiscal year prior to the Date of Termination which has not been paid.
     (iii) Continuation Payments. Subject to offset as provided in the last sentence of this Section 6(c)(iii), CBI shall pay Executive an amount equal to the aggregate of nine (9) months of Executive’s annual base salary plus three-quarters (3/4) of Executive’s Target AIP, as defined in Section 1(a), in effect on the Date of Termination. Such amount will be paid ratably by CBI to Executive within the regular payroll cycles during the nine (9) month period following the Date of Termination, unless such amount exceeds an amount (“Unrestricted Amount”) equal to two times the lesser of (A) the Executive’s annual compensation based on the annual rate of pay from CBI for the calendar year preceding the calendar year of the Date of Termination (adjusted for any increase in such annual rate of pay during the calendar year of the Date of Termination that was expected to continue indefinitely if the Executive had not terminated employment) and (B) the maximum amount that can be taken into account under a qualified plan pursuant
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to Section 401(a)(17) of the Code. If the amount exceeds the Unrestricted Amount, then no more than the Unrestricted Amount may be paid in the six months following the Executive’s Date of Termination and the monthly pro rata payments shall be reduced to comply with this limitation. If the monthly payments are reduced to comply with such limitation, any amount not paid in the initial six months following the Date of Termination shall be paid in a lump sum six months and two days after the Date of Termination and thereafter the ratable payments shall continue through the remainder of the nine (9) month period following the Date of Termination. If Executive secures full time employment within such nine (9) month period, then commencing on the date of such new employment, the payments under this Section 6(c)(iii) shall be offset by the base salary Executive earns from such new employer and the target annual bonus or other cash bonus established for Executive by such new employer, in each case pro-rated to reflect the amount of such new base salary and bonus which is allocable to the remainder of such nine (9) month period, calculated by multiplying such award by a fraction, the numerator of which is the number of weeks commencing on the date of new employment through the end of such nine (9) month period, and the denominator of which is 52.
     (iv) Benefit Plans. CBI shall continue Executive’s participation in the medical, dental and vision plans of CBI (or shall provide equivalent benefits) for a period of nine (9) months following the Date of Termination at the same rates as an active employee or, if earlier, the commencement of equivalent benefits by Executive’s new employer; provided that if Executive shall die before the
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expiration of the period during which CBI would be required to continue Executive’s participation in such plans, the participation of Executive’s surviving spouse and family in such plans shall continue throughout such period at the same rates as an active employee to Executive’s surviving spouse and family. Executive’s participation in CBI’s life and disability plans and Executive’s travel accident insurance under CBI’s group plan shall terminate on the Date of Termination. Following termination of coverage under any CBI benefit plan, Executive may continue coverage at Executive’s own expense if permitted by the terms of the applicable plan. At Executive’s option, Executive may continue medical coverage under COBRA at Executive’s own expense for the maximum period provided by COBRA, calculated from the Date of Termination, unless otherwise provided by law. Within sixty (60) days of the Date of Termination, Executive may, at Executive’s option, surrender Executive’s CBI company car or purchase such vehicle at a price equal to the greater of (i) 100% of its wholesale value, or (ii) the remaining lease payments; provided, that the price shall, in no event, be less than fair market value as of the Date of Termination of the company car as determined in good faith by CBI. Executive’s participation in CBI’s Employee Services Allowance (“ESA”) shall end on the Date of Termination, and no ESA payments regularly scheduled to be paid after the Date of Termination shall be paid to Executive.
     (v) Qualified Pension Plan. CBI shall pay Executive, in a lump sum within sixty (60) days of the Date of Termination, an amount equal to the difference, if any, between the present value of Executive’s accrued benefit,
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whether or not vested, as of the Date of Termination under the Qualified Pension Plan, and the present value of the vested portion of such accrued benefit, with such difference to be calculated, to the extent relevant, using the actuarial assumptions and interest rates specified in the Qualified Pension Plan. The vested portion of such accrued benefit, if any, shall be paid in accordance with the provisions of the Qualified Pension Plan.
     (vi) Nonqualified Pension Plan. CBI shall pay Executive an amount equal to the lump sum which would have been payable under the Nonqualified Pension Plan had Executive (A) been completely vested in Executive’s full accrued benefit under the Nonqualified Pension Plan, (B) been eligible for normal retirement under the Nonqualified Pension Plan, and (C) retired as of the Date of Termination. Such benefit shall be calculated, to the extent relevant, using the actuarial assumptions specified in the Nonqualified Pension Plan. The payment under this Section 6(c)(vi) shall be paid within six months and two days of the Date of Termination, and shall be made in lieu of any and all payments otherwise due under the Nonqualified Pension Plan.
     (vii) Outplacement and Job Search Expenses. CBI will, at its expense, make available to Executive the services of an outplacement firm designated by CBI. In addition, CBI will reimburse Executive for reasonable out-of-pocket job search expenses incurred by Executive for a period of up to nine (9) months following the Date of Termination, provided that such expenses shall not exceed $300 per month and shall be properly documented.
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     (viii) Equity Incentive Plan; Other Benefit Plans. Executive’s right to exercise options under the Equity Incentive Plans, and right to receive benefits under any other similar plans (if any) in which Executive is a participant shall be governed by the terms and conditions of the Equity Incentive Plans and such other plans (if any), copies of which have been made available to Executive.
     (d) Termination Due to Death. The employment of Executive under this Agreement shall terminate upon Executive’s death. In the event of the death of Executive during the term of his employment hereunder, CBI shall have no further obligations to Executive under this Agreement, except that the estate or any other legal representative of Executive shall be entitled to receive the following:
     (i) Base Salary. CBI shall pay to Executive’s estate or other legal representatives the base salary as provided in Section 4(a) above, at the rate in effect at the time of Executive’s death through the end of the month in which Executive dies.
     (ii) AIP. CBI shall pay to Executive’s estate or other legal representative the pro-rata portion of Executive’s Target AIP award under the AIP for the year in which Executive’s death occurs. Such payment shall be calculated by multiplying such Target AIP award by a fraction, the numerator of which is the number of weeks in the applicable year which precedes the date of death and the denominator of which is 52. Such amount shall be paid by CBI in a lump sum within thirty (30) days of the date of death. The payments under this Section 6(d)(ii) shall be made in lieu of any and all payments otherwise due under the AIP for the year in which Executive’s death occurs.
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     (iii) Equity Incentive Plans; Other Benefit Plans. Executive’s right to exercise options under the Equity Incentive Plans, and right to receive benefits under any other similar plans (if any) in which Executive is a participant shall be governed by the terms and conditions of the Equity Incentive Plans and such other plans (if any), copies of which have been made available to Executive.
     (iv) Other Benefits. CBI shall pay to Executive’s estate or other legal representative all of the amounts and shall provide all benefits generally available under the employee benefit plans, and the policies and practices of CBI, determined in accordance with the applicable terms and provisions of such plans, policies and practices.
     (e) Termination Due to Disability. The employment of Executive under this Agreement shall be terminated on the date that Executive becomes Disabled, as determined by the written opinion of the licensed physician regularly attending Executive. If CBI disagrees with this opinion, CBI may, at its own expense, engage a second physician to examine Executive. If Executive’s physician and CBI’s physician agree in writing that Executive is or is not Disabled, their written opinion shall, except as otherwise set forth in this paragraph 6(e), be conclusive as to Executive’s Disability. If the physicians disagree as to Executive’s Disability, they shall select a third physician to make the determination, whose written opinion shall be conclusive and binding on the issue of Disability. The date of any written opinion conclusively finding Executive to be Disabled shall be the effective date of Disability for purposes of this paragraph 6(e). In the event of termination due to Disability, CBI shall have no further obligations to
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Executive under this Agreement, except that Executive shall be entitled to receive the following:
     (i) Base Salary. CBI shall pay Executive the base salary as provided in Section 4(a) above at the rate in effect at the time Executive becomes Disabled through the end of the month in which Executive’s employment terminates due to Disability.
     (ii) AIP. CBI shall pay Executive the pro-rata portion of Executive’s Target AIP award under the AIP for the year in which Executive’s Disability occurs, computed as in Section 6(d)(ii) above but substituting Disability for death. The payments under this Section 6(e)(ii) shall be made in lieu of any and all payments otherwise due under the AIP for the year in which Executive’s Disability occurs.
     (iii) Equity Incentive Plans. Executive’s right to exercise options under the Equity Incentive Plans shall be governed by the terms and conditions of the Equity Incentive Plans, copies of which have been made available to Executive.
     (iv) Other Benefits. CBI shall pay to Executive the amounts and shall provide all benefits generally available to similarly situated executives under the employee benefit plans, and the policies and practices of CBI, determined in accordance with the applicable terms and provisions of such plans, policies and practices.
     (f) Mitigation. Executive agrees to use reasonable efforts to secure other employment but shall not otherwise be required to mitigate the amount of any payment provided for in this Section 6; provided, however, that in the event Executive secures
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other employment, any continuation payments otherwise due Executive shall be subject to offset as provided in Section 6(c)(iii) above.
     (g) Release of Claims. Any other provisions of this Agreement notwithstanding, Executive shall not be entitled to any compensation under Section 6(c)(i) through 6(c)(vii) hereof following termination of employment unless and until Executive shall have executed a release of all of Executive’s rights and claims (other than to compensation or other matters to which Executive is entitled under this Agreement following termination of employment) against CBI, its officers, directors, agents, servants, and employees, and their respective successors, assigns, insurers, parent companies, subsidiaries, and affiliates with respect to all matters relating to CBI or its parent companies, subsidiaries, or affiliates existing at the time of Executive’s execution of the release, and such release has become binding upon and irrevocable by the Executive. The release shall be in substantially the form of Exhibit A hereto, or such variation thereof as CBI reasonably determines to be necessary to comply with then applicable law or otherwise appropriate to secure a release of all the aforesaid rights and claims of Executive. If a release satisfactory to CBI has not become binding and irrevocable within sixty (60) days after the Date of Termination, the conditions of this Section 6(g) shall not be satisfied, the Executive shall not have any right to the compensation provided under Section 6(c)(i)-(vii), each of which is additional compensation to which the Executive would otherwise not be entitled, and CBI shall have no further obligations to Executive under this Agreement.
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     (h) In the event that CBI subsequently determines that termination for Cause was warranted, CBI may cease payments and benefits hereunder and the Executive is required to repay to CBI each of the payments and benefits set forth in Section(c)(i)-(vii).
     7. FURTHER BENEFITS.
     Upon termination of the employment of Executive, Executive shall accrue no further benefits under the Pension Plans and shall make no further contributions to any Pension Plan or other benefit plan permitting employee contributions.
     8. RIGHT TO TERMINATE; SOURCE OF PAYMENTS.
     (a) Right to Terminate by CBI. CBI may terminate Executive’s employment at any time upon written notice to Executive subject to Executive’s right to receive the payments and benefits specified in this Agreement.
     (b) Right to Terminate by Executive. Executive may terminate his or her employment with CBI at any time for Good Reason or otherwise upon written notice to CBI, subject to Executive’s right to receive the payments and benefits specified in this Agreement.
     (c) Source of Payments. All payments provided for in this Agreement shall be paid in cash from the general funds of CBI or from any special or separate trust or fund to be established in connection herewith. To the extent that any person acquires a right to receive payments from CBI hereunder, whether or not any funds are segregated by CBI for such purpose, such right shall be no greater than the right of an unsecured creditor of CBI.
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     9. AMENDMENTS; WAIVER.
     This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The waiver by either party of compliance with the provisions of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party. Notwithstanding the foregoing, CBI may amend this Agreement to the extent it determines in good faith that an amendment is necessary to comply with the requirements of Section 409A of the Code, provided that such amendment preserves, as near as possible, the economic benefits of the Agreement to both parties. The provisions of Sections 14, 15, 16, 17 and 21 shall survive termination of this Agreement.
     10. BINDING AGREEMENT.
     This Agreement shall be binding upon and inure to the benefit of the parties hereto, any successors to the business of CBI, Executive’s heirs and the personal representatives of Executive’s estate.
     11. ASSIGNMENT.
     This Agreement shall not be assigned by either Executive or CBI except that CBI may assign this Agreement to any successor in interest of CBI whether by merger, consolidation, purchase of assets or otherwise, provided, however, that in connection with such an assignment CBI will require a successor in interest to fully assume all of CBI’s obligations hereunder.
     12. NOTICES.
     Any notice required or permitted hereunder shall be deemed sufficiently given if in writing and either personally delivered or sent by certified or registered mail, postage pre-paid,
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addressed to the party at the address set forth below or at such other address as the party may subsequently designate:
(a)	Executive:
Lawrence Solomon
6200 Wittmore Place
Plano, TX 75093

(b)	CBI:
CBI Holdings Inc.
5301 Legacy Drive
Plano, TX 75024
Attn: General Counsel

copy to:	Cadbury Schweppes plc
25 Berkeley Square
London, England W 1 X 6HT
Attn: Chief Legal Officer and Company Secretary (Group)
Any such notice will be deemed given upon delivery, if delivered in person, or upon the date of mailing, if sent by certified or registered mail.
     13. ENTIRE AGREEMENT.
     This Agreement, together with the memo from Kevin Sweeney dated June 13, 2007 regarding relocation attached hereto as Exhibit “B”, supersedes any prior agreements or understandings, oral or written, with respect to the employment of Executive and constitutes the entire agreement with respect thereto. It cannot be changed or terminated orally and may be modified only by a subsequent written agreement executed by both parties hereto. In addition, the Executive will not be eligible to participate in any other severance pay plan, program or practice that may be adopted from time to time.
     14. CONFIDENTIALITY.
     (a) Executive agrees and acknowledges that, during the term of this Agreement, CBI promises to provide and Executive will have access to and acquire
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certain trade secrets and confidential information of CBI and of corporations affiliated with CBI that is not generally available to the public, and that such information constitutes valuable, special and unique property of CBI and its affiliates that, if disclosed, could put CBI or its affiliates at a competitive disadvantage (the “Confidential Information”). Such Confidential Information includes but is not limited to methods, techniques, specifications, devices, systems, designs, formulae, models, patents and trademarks, manuals, lists of customers and prospective customers, customer requirements, vendor information and relationships, price lists and other pricing information and analyses, data used to prepare bids, marketing plans and other market information and analyses, business, strategic and operating plans, financial statements and other financial information, training techniques, and other confidential and proprietary information and documents regarding the business of CBI and its affiliates.
     (b) As a material inducement to CBI to enter into this Agreement and to provide Executive the compensation and other consideration set forth herein, Executive agrees that, without the prior written consent of CBI, Executive will not, during or after the term of Executive’s employment with CBI, directly or indirectly use or disclose any such Confidential Information to any person or entity for any reason or purpose whatsoever, except as may be required by law or as may be required in the course of Executive’s performance of his or her duties at CBI.
     (c) Executive acknowledges and agrees that all files, records, documents, plans, specifications, equipment, information, computer files, and similar items and materials relating to CBI’s business shall remain the sole property of CBI and shall immediately be returned to CBI upon CBI’s request or upon the termination of this
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Agreement for any reason, and that Executive shall keep no copies thereof. The provisions of this Section 14 shall survive the termination of this Agreement and shall be binding upon any successor or assign of Executive.
     15. NON-COMPETITION AND NON-SOLICITATION.
     (a) Consideration. Executive acknowledges and agrees that Executive has received, and will continue to receive, substantial and valuable consideration for the agreements set forth in this Section, including but not limited to access to Confidential Information, which CBI hereby promises to provide to Executive; specialized training related to CBI’s services, business practices and Confidential Information; post-termination payments; and other compensation and benefits as described in this Agreement.
     (b) Non-Solicitation of Customers and Employees. As a material inducement for CBI to provide Executive with the consideration set forth in Sections 4(a), 4(b) and 15(a) above, and as a condition to receipt of the benefits set forth in Section 6(c), Executive agrees that during employment and for a period of twelve (12) months following the Date of Termination, whether for Executive’s own account or for the account of any other individual, partnership, firm, corporation or business organization, Executive shall not either directly or indirectly solicit or endeavor to entice away from CBI any person who is employed by or otherwise engaged to perform services for CBI (or its affiliates) or to interfere with the relationship of CBI (or its affiliates) with any person who then is a customer of CBI.
     (c) Non-Competition. As a material inducement for CBI to provide Executive with the consideration set forth in Sections 4(a), 4(b) and 15(a) above, and as a condition
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to receipt of the benefits set forth in Section 6(c), Executive agrees that, for a period of twelve (12) months following the Date of Termination, Executive shall not become employed in an executive capacity by any Competitor of CBI within the United States, Canada or any other region in which CBI or its current or former affiliates operates or has operated and in which Executive has directly or indirectly rendered services during the last thirty-six (36) months of Executive’s employment and, further, Executive shall not provide services of a similar or comparable type and character to those provided by Executive to CBI during the last thirty-six (36) months of Executive’s employment with CBI, whether as an employee, officer, director, partner, shareholder, consultant or otherwise, to any Competitor of CBI within the United States, Canada or any region in which Cadbury Schweppes plc operates and in which Executive has rendered services during Executive’s employment; provided, however, that this Section 15 shall not prohibit Executive’s ownership, either directly or indirectly, of less than 1% of any class of publicly traded securities of any entity, and provided further that this Section 15 shall not prohibit Executive’s employment as an employee or officer or Executive’s performance of services as a consultant with any Competitor if Executive is not directly or indirectly involved in the aspects of such Competitor’s business that are competitive with CBI.
     16. JUDICIAL AMENDMENT.
     Executive and CBI acknowledge the reasonableness of the agreements set forth in Sections 14 and 15 above and the reasonableness of the geographic area, duration of time and subject matter that are part of the covenant not to compete contained in Section 15(c). Executive further acknowledges that Executive’s skills are such that Executive can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no manner prevent
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Executive from earning a living. Notwithstanding the foregoing, in the event it is judicially determined that any of the limitations contained in Section 15 are unreasonable, illegal or offensive under any applicable law and may not be enforced as agreed herein, the parties agree that the unreasonable, illegal or offensive portions of Section 15, whether they relate to duration, area or subject matter, shall be and hereby are revised to conform with all applicable laws and that the Agreement, as modified, shall remain in full force and effect and shall not be rendered void or illegal.
     17. IRREPARABLE INJURY.
     Executive acknowledges that CBI has invested substantial time, labor, skill and money in developing the Confidential Information to be provided to Executive. Executive further acknowledges that the Confidential Information to be provided to Executive, and the services Executive is to render to CBI, are such that any breach of the covenants contained in Sections 14 and 15 above by Executive would cause CBI irreparable harm and injury and would damage CBI in a way that could not be adequately compensated by monetary damages. Accordingly, the parties agree that CBI’s remedies may include a temporary restraining order, preliminary injunction, or other injunctive relief against any threatened or actual breach of Sections 14 or 15 by Executive. Executive acknowledges that this injunctive relief shall be in addition to any other legal or equitable relief to which CBI may otherwise be entitled under applicable law.
     18. HEADINGS.
     The headings used in this Agreement are for convenience only and shall not be deemed to curtail or affect the meaning or construction of any provision under this Agreement.
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     19. WITHHOLDING.
     All payments or benefits to Executive under this Agreement shall be reduced by any amounts required to be withheld by CBI under applicable tax laws, including U.S. Federal, state, or local income tax laws or similar laws then in effect as well as the laws of other countries while on international assignment. In the event new tax legislation results in additional taxation to the Executive or CBI which may be avoided by amendment to this Agreement with no material financial impact to Executive or CBI, then this Agreement shall be so amended by written agreement of the parties.
     20. OTHER PLANS.
     Except as otherwise provided in this Agreement, the terms of the AIP, Pension Plans, Equity Incentive Plans and any other CBI option plan, bonus plan or benefit plan (as the same may be amended from time to time) or any agreements entered into pursuant to such plans, shall remain in full force and effect. Except as expressly provided herein, if there is any conflict between this Agreement and the Plans described above in this Section 20, the terms of the applicable Plan documents shall control.
     21. ARBITRATION.
     Any controversy or claim, other than an action for injunctive or equitable relief for unfair competition or to enforce the confidentiality, noncompete or nonsolicitation provisions set forth in Sections 14 and 15, arising out of or relating to (a) this Agreement or the breach thereof, (b) Executive’s employment with CBI, or (c) the termination of Executive’s employment with CBI, (including but not limited to claims arising under applicable employment-related statutes, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act, the Family and
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Medical Leave Act, the Employee Retirement Income Security Act, the American Jobs Creation Act of 2004, or the Fair Labor Standards Act, applicable state fair employment practices statutes, and claims for retaliation arising under applicable workers’ compensation statutes; as well as employment-related common-law tort claims, including without limitation claims for negligence, intentional torts, post-termination defamation (e.g., employment references), violation of privacy rights, fraud, misrepresentation, unjust enrichment, tortious interference and/or promissory estoppel), which is not settled by agreement among the parties shall be resolved by final and binding arbitration, to be held in a metropolitan area located within fifty (50) miles of the location at which Executive is employed, in accordance with the employment arbitration rules and procedures of the American Arbitration Association. Neither party shall initiate or prosecute any lawsuit in any way related to any claims; provided, however, that the provisions of this Section 21 do not limit Executive’s right to file an administrative charge with the Equal Employment Opportunity Commission. Judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof.
     22. VALIDITY; APPLICABLE LAW.
     The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State in which Executive is employed.
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     IN WITNESS WHEREOF, CBI has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto subscribed his or her name, all as of the day, month and year first above written.

CBI Holdings Inc.		Executive

By:	/s/ James L. Baldwin	/s/ Lawrence Solomon

	James L. Baldwin	Lawrence Solomon
Executive Vice President
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EXHIBIT “A”
GENERAL RELEASE
     This General Release (the “Release”) is executed as of this                      day of                                                   , 20                     , by and between Lawrence Solomon (“Executive”) and CBI Holdings Inc. (“CBI ”) for purposes of evidencing the covenants, obligations and undertakings of such parties set forth below.
     WHEREAS, CBI and Executive entered into an agreement of employment (the “Agreement”) dated October 15, 2007; and
     WHEREAS, Executive’s employment with CBI was terminated effective as of                                                   , 20                      , pursuant to Paragraph 6(c) of the Agreement;
     NOW THEREFORE, as a condition to, and in consideration of, payment by CBI of the benefits specified in Paragraph 6(c) of the Agreement, Executive hereby agrees as follows:
     1. Executive, for himself and on behalf of Executive’s agents, attorneys, heirs, executors, administrators, successors and assigns, hereby irrevocably releases, acquits, discharges and forever forgives CBI, its past and present officers, directors, shareholders, representatives, agents, servants, and employees, and their respective successors, assigns, insurers, parent companies, subsidiaries, and affiliates, and all persons acting by, through, under or in concert with them, (the “Releasees”) from any and all claims, causes of action, suits, controversies, appeals, grievances, promises, agreements, damages, rights, debts, liabilities, costs, losses, personal injuries and any other compensation whatsoever, whether presently known or unknown, liquidated or unliquidated, matured or contingent, arising at any time through the date of the execution of this Agreement. This Release covers any and all claims, regardless of whether they arose in contract or in tort or are based upon statutes, laws or rules, regulations, common law principles or otherwise, and includes but is not limited to claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Pregnancy Discrimination Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, COBRA, the Occupational Safety and Health Act, or any other federal, state or local statute, law or regulation relating to employment; common-law claims for breach of contract, quantum meruit, reformation of contract, breach of implied covenant of good faith and fair dealing, debt, wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, tortious interference, misrepresentation, fraud, conspiracy, negligence or gross negligence; and any other statutory or common-law cause of action, whether or not relating to Executive’s employment with CBI; provided, however, that this Release does not include any claims Executive may have to compensation or benefits to be provided to Executive following termination of Executive’s employment with CBI pursuant to Section 6(c) of the Agreement, any rights Executive may have (subject to the provisions of Section 6(c) of the Agreement) under any pension or benefit plan in which Executive was or is a participant, and any indemnification rights Executive may have under company bylaws or insurance.
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     2. Executive covenants and agrees that, to the fullest extent permitted by law, Executive will not bring any legal action against any of the Releasees for any claim waived and released under this Release and represents and warrants that no such claim has been filed to date. Executive agrees that should any person, organization or other entity institute or file a civil action, suit or legal proceeding against the Releasees on Executive’s behalf involving any matter occurring at any time in the past up to and including the date on which Executive executes this Release, Executive shall not seek or accept any personal, equitable or monetary relief in such civil action, suit or legal proceeding.
     3. Executive agrees that the terms and conditions of this Release are confidential and that Executive will not, directly or indirectly, disclose the fact of or terms of this Release to anyone other than Executive’s attorney or tax advisor, except to the extent such disclosure may be required for accounting or tax reporting purposes or otherwise be required by law or direction of a court. Nothing in this provision shall be construed to prohibit Executive from disclosing this Release to the Equal Employment Opportunity Commission in connection with any complaint or charge submitted to that agency.
     4. Executive agrees not to make any comments relating to the Releasees that are critical, disparaging or derogatory or that may tend to injure the business of the Releasees and agrees not to encourage any person, corporation or entity to sue or not to do business with the Releasees.
     5. Effective as of the Termination Date, Executive hereby resigns from any and all positions as an officer or director of CBI or its affiliates and subsidiaries, and agrees to execute any documents required for the purpose of effecting such resignation.
     6. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision. One or more waivers of a breach of any covenant, term or provision of this Release by any party shall not operate or be construed as a waiver of any subsequent breach of the same covenant, term or provision, nor shall it be construed as a waiver of any other then existing or subsequent breach of a different covenant, term or provision.
     7. This Release sets forth the entire agreement between CBI and Executive and supersedes any and all prior oral or written agreements or understandings concerning the subject matter of this Release. This Release may not be altered, amended or modified, except by a further written document signed by a duly authorized representative of CBI and Executive.
     8. This Release is made within the State of Texas and shall in all respects be interpreted, enforced and governed by the laws of the State of Texas.
     9. This Release shall be binding upon Executive, his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Releasees and their respective administrators, representatives, successors and assigns.
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     10. Executive acknowledges that this Release is in full settlement, satisfaction, and discharge of any and all claims, demands, actions, and causes of action released by Executive, and that it applies to all claims, whether known or unknown. Executive further acknowledges that the consideration to be provided pursuant to the Agreement upon execution of this Release represents amounts and benefits greater than Executive would be entitled to receive if Executive were not to execute this Release. Executive represents and warrants that Executive has full power and authority to enter into and execute this Release. Executive represents that Executive has carefully read and fully understands all the provisions of this Release, that Executive has been advised to consult with an attorney of Executive’s choice and has had the opportunity to do so, and that Executive is freely, knowingly and voluntarily entering into this Release without reliance on any representations of any kind or character not set forth herein.
     11. Executive acknowledges that Executive has been provided at least twenty-one (21) days after receipt of this Release to decide whether to sign the Release and be bound by its terms, and that Executive has considered the terms of this Release for at least twenty-one (21) days or knowingly and voluntarily waived Executive’s right to do so. Executive further acknowledges and understands that Executive has the right to revoke this Release for a period of seven (7) days after Executive has signed it.
     IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the date first above written.

EXECUTIVE	CBI HOLDINGS INC.

By:

Its:

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EXHIBIT “B”
MEMO REGARDING RELOCATION

Exhibits

AGREEMENT
BETWEEN
CBI HOLDINGS INC.
AND
LAWRENCE SOLOMON
DATED AS OF OCTOBER 15, 2007
Exhibits

Americas Beverages Inter-Office Correspondence

Date:	February 8, 2008

To:	Larry Solomon

From:	Jan Vernon

Subject:	Relocation
The following is intended to further clarify the agreement between CS plc and yourself as outlined in the May 23, 2001 memorandum addressed to you from Alan Hubbard and as such will supplement your Employment Agreement dated October 15, 2007.
In the event of your being unable to continue in the role of Executive Vice President of Human Resources for CSAB because of a take-over of the business or a re-organization which results in the position being redundant, CSAB or CS plc or its successors will pay all transfer costs associated with your return to South Africa, including the relocation allowance of 10% of your annual Basic Salary. The following major costs will be included:
1.	The cost of Economy Class travel for you and your family to South Africa;

2.	Excess personal baggage charges up to 10 kilo weight (per adult);

3.	Full costs of shipping and insurance in transit for transporting a reasonable quantity of your household goods and personal effects.
Regards,

/s/ Jan Vernon
Jan Vernon

Exhibits